Exhibit 99

NEWS RELEASE

PGT Reports 2012 Second Quarter Results

VENICE, FL., August 1, 2012 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its second quarter and first six months ended June 30, 2012.

“Thanks to the continuing efforts of our employees, I am pleased to report a second straight quarter of improving performance. We generated net income of $3.7 million and had our most successful quarter in terms of EBITDA as a percent of sales since 2006,” said PGT’s President and Chief Executive Officer, Rod Hershberger. “Our 2012 second quarter results include a sales increase of $1.3 million, or 2.9%, a substantial increase in our gross margin, and a 68% increase in EBITDA.”

Mr. Hershberger continued, “Our second quarter WinGuard sales included growth in both the new construction and repair and remodeling markets over prior year. These areas of growth reflect improving market conditions, mainly in the Southwest region of Florida, and targeted efforts to increase share throughout Florida. We did experience lower sales of $0.6 million in non-impact products and $0.9 million in our Architectural Systems products.”

Our financial highlights for the second quarter ended June 30, 2012 include:

▪	Net sales were $46.5 million, an increase of $1.3 million, or 2.9%, compared to the second quarter of 2011;

▪	Gross margin was 35.5%, an increase from the second quarter of 2011 gross margin of 19.9% (which, after adding back consolidation charges would have been 29.9%);

▪
Net income was $3.7 million compared to a net loss of $5.0 million in the second quarter of 2011. The 2011 second quarter included consolidation charges totaling $1.4 million and additional expenses relating to manufacturing inefficiencies caused by the consolidation totaling $3.4 million;

▪	Net income per diluted share was $0.07 compared to a net loss per diluted share of $0.09 in the second quarter of 2011; and

▪
EBITDA was $7.8 million, compared to ($0.5) million in the second quarter of 2011.  The 2011 EBITDA would have been $4.6 million, after adding back consolidation charges and manufacturing inefficiencies.  (please see the table entitled "Reconciliation of Non-GAAP financial measures to their GAAP equivalents").

Our financial highlights for the six months ended June 30, 2012 include:

▪	Net sales were $84.6 million, a decrease of $1.2 million, or 1.4%, compared to the first six months of 2011;

▪	Gross margin was 33.6%, an increase from the first six months of 2011 gross margin of 20.1% (which, after adding back consolidation charges would have been 27.8%);

▪
Net income was $3.0 million compared to a net loss of $10.8 million for the first six months of 2011. 2011 results included consolidation charges totaling $4.0 million and additional expenses relating to manufacturing inefficiencies caused by the consolidation totaling $3.4 million;

▪	Net income per diluted share was $0.06 compared to a net loss per diluted share of $0.20 for the first six months of 2011; and

▪
EBITDA was $11.1 million, compared to ($1.6) million for the first six months of 2011. The 2011 EBITDA would have been $6.2 million, after adding back consolidation charges and manufacturing inefficiencies (please see the table entitled "Reconciliation of Non-GAAP financial measures to their GAAP equivalents").

▪	Annualized savings from our consolidation reached $6.1 million.

Commenting on the second quarter and six months ended, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, "An increase in sales, coupled with better mix and continued focus on operational efficiencies from our consolidation, favorably impacted our gross margin percentage which was the highest since 2008.  Our quarter ending cash balance was $15.7 million, and we prepaid $2.0 million of outstanding bank debt during the quarter, bringing our net debt to $27.8 million."

Mr. Jackson continued, “While we are pleased with the results of our second quarter and first six months, we believe additional opportunities exist to lower operational costs and leverage them with incremental sales.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 2, 2012, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  877-654-5157 (U.S. and Canada) and 914-495-8568 (International). A replay of the call will be available beginning August 2, 2012, at 1:30 p.m. Eastern Time through August 23, 2012. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (International) and refer to pass code 96979313.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,000 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act.  These statements do not relate strictly to historical or current facts.  Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning.  Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations.  Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations.  Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities
•	The controlling interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at

http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP).  We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance.  We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential.  The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation.  Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation.  We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential.  However, these measures do not provide a complete picture of our operations.  Therefore, net income (loss) and net income (loss) per share, on a GAAP basis, may need to be considered to get a comprehensive view of our results.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation.  Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation.  We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.  Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President and CFO
941-480-2714   jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$46,486	$45,171	$84,586	$85,816
Cost of sales	30,005	36,195	56,170	68,582
Gross margin	16,481	8,976	28,416	17,234
Selling, general and administrative expenses	11,906	12,502	23,613	25,468
Income (loss) from operations	4,575	(3,526)	4,803	(8,234)
Interest expense	939	1,050	1,797	2,173
Other expense (income)	(122)	461	(100)	419
Income (loss) before income taxes	3,758	(5,037)	3,106	(10,826)
Income tax expense	68	-	68	-
Net income (loss)	$3,690	$(5,037)	$3,038	$(10,826)

Basic net income (loss) per common share	$0.07	$(0.09)	$0.06	$(0.20)

Diluted net income (loss) per common share	$0.07	$(0.09)	$0.06	$(0.20)

Weighted average common shares outstanding:
Basic	53,670	53,659	53,667	53,658

Diluted	54,574	53,659	54,069	53,658

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$15,699	$10,940
Accounts receivable, net	17,099	13,830
Inventories	11,886	11,602
Prepaid expenses	1,053	871
Asset held for resale	5,259	-
Other current assets	3,251	2,871
Total current assets	54,247	40,114

Property, plant and equipment, net	42,704	48,606
Other intangible assets, net	48,578	51,830
Other assets, net	1,722	2,285
Total assets	$147,251	$142,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,943	$12,706
Current portion of long-term debt and capital lease obligations	-	50
Total current liabilities	15,943	12,756
Long-term debt and capital lease obligations	43,500	45,500
Deferred income taxes	15,041	15,041
Other liabilities	1,752	2,176
Total liabilities	76,236	75,473

Total shareholders' equity	71,015	67,362
Total liabilities and shareholders' equity	$147,251	$142,835

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Reconciliation to Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss per share) (1):

Net income/(loss)	$3,690	$(5,037)	$3,038	$(10,826)
Reconciling item:
Consolidation (2)	-	1,367	-	3,998
Manufacturing inefficiencies (3)	-	3,371	-	3,371
Write off deferred financing costs (4)	-	420	-	420
Tax effect of reconciling items	-	-	-	-
Adjusted net income/(loss)	$3,690	$121	$3,038	$(3,037)

Weighted average shares outstanding:
Basic	53,670	53,659	53,667	53,658
Diluted (5)	54,574	53,659	54,069	53,658

Adjusted net income/(loss) per share - basic	$0.07	$0.00	$0.06	$(0.06)
Adjusted net income/(loss) per share - diluted	$0.07	$0.00	$0.06	$(0.06)

Reconciliation to EBITDA and Adjusted EBITDA:
Net income/(loss)	$3,690	$(5,037)	$3,038	$(10,826)
Reconciling items:
Depreciation and amortization expense	3,091	3,477	6,227	7,025
Interest expense	939	1,050	1,797	2,173
Income tax expense	68	-	68	-
EBITDA	7,788	(510)	11,130	(1,628)
Add:
Consolidation (2)	-	1,367	-	3,998
Manufacturing inefficiencies (3)	-	3,371	-	3,371
Write off deferred financing costs (4)	-	420	-	420
Adjusted EBITDA	$7,788	$4,648	$11,130	$6,161
Adjusted EBITDA as percentage of net sales	16.8%	10.3%	13.2%	7.2%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 1, 2012.

(2) Represents charges related to consolidation actions taken in 2011. These charges relate primarily to employee separation costs and move related expenses. Of the $1.4 million consolidation charge in three months ended July 2, 2011, $1.2 million is included in costs of goods sold and $0.2 million is included in selling, general and administrative expenses. Of the $4.0 million in consolidation charges in the six months ended July 2, 2011, $3.3 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses.

(3) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the second quarter manufacturing results with normalized pre-consolidation quarter results. These charges are included in cost of goods sold for the three and six months ended July 2, 2011.

(4) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the three and six months ended July 2, 2011.

(5) Due to the actual net losses in the second quarter of 2011, and the first six months of 2011, the effect of equity compensation plans is anti-dilutive.